EXHIBIT 10.1







                                REVOLVING CREDIT

                                       AND

                               SECURITY AGREEMENT



                       NATIONSBANC COMMERCIAL CORPORATION
                            (AS LENDER AND AS AGENT)





                                      WITH





                                 CANDIE'S, INC.



         -------------------------------------------------------------




                                  May 27, 1998








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                              REVOLVING CREDIT AND
                               SECURITY AGREEMENT


Revolving Credit and Security Agreement dated May 27, 1998 between Candie's, Inc. ("Candie's"), the undersigned financial institutions (collectively, the "Lenders" and individually a "Lender") and NATIONSBANC COMMERCIAL CORPORATION ("NCC"), a corporation organized under the laws of the State of Georgia, as agent for the Lenders (NCC, in such capacity, the "Agent").

     IN CONSIDERATION of the mutual covenants and undertakings herein contained, Candie's and its subsidiaries and Lender hereby agree as follows:

I. DEFINITIONS.

     1.1. Accounting Terms. As used in this Agreement or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP consistently applied in preparation of the audited financial statements of Borrower for the fiscal year ended.

     1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

     "Acceptances" shall have the meaning set forth in Section 2.9 hereof.

     "Advances" shall mean and include the Revolving Advances, Letters of Credit and Acceptances.

     "Advance Rates" shall have the meaning and be determined as set forth in
Section 2.1 hereof.

     "Affiliate" of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Authority" shall have the meaning set forth in Section 4.19(d).

     "Bank" shall mean NationsBank N.A. in Charlotte, NC



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     "Bankers' Acceptance Rate" shall mean with respect to any Acceptance hereunder, a discount charge (calculated with respect to the face amount of such Acceptance on the basis of a 360-day year from the number of days from the date such Acceptance is accepted by Agent (the "Acceptance Date") to its maturity date) at a rate per annum equal to the discount rate, at which the Agent is able to rediscount in the New York bankers' acceptance market on the Acceptance Date its eligible acceptances of a face amount and a maturity period approximately equal to that of such Acceptance.

     "Blocked Accounts" shall have the meaning set forth in Section 4.15(h).

     "Borrower" shall mean Candie's and all permitted successors and assigns.

     "Business Day" shall mean with respect to LIBO Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits in London, England and Charlotte, North Carolina and with respect to all other loans, any day other than a day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close.

     "Capital Lease" shall mean, as applied to any Borrower, any lease of any property (whether real, personal or mixed) by that Borrower as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

     "Certification By Officers" shall mean the Certification By Officer questionnaire and the responses thereto provided by Borrower and delivered to Agent.

     "Change of Control" shall mean: (i) when any "person" as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Borrower or any Affiliate or any employee benefit plan sponsored or maintained by the Borrower (including any trustee of such plan acting as trustee), becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Borrower representing 20% or more of the combined voting power of the Borrower's then outstanding securities; or (ii) when, during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided however, that a director who was not a director at the beginning of such 12 month period shall be deemed to have satisfied such 12 month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two thirds of the directors who than qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12 month period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Borrower by an entity other than the Borrower or an affiliated company of the Borrower through purchase of assets, or by merger, or otherwise.

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     "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

     "Closing Date" shall mean May 27, 1998 or such other date as may be agreed to by the parties hereto.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

     "Collateral" shall mean and include:

          (a) all Receivables;

          (b) all General Intangibles;

          (c) all Inventory;

          (d) all of Borrower's right, title and interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of Borrower's contract rights, rights of payment which have been earned under a contract right, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money and securities; (vi) if and when obtained by Borrower, all real and personal property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods, personal property or real property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto, or under any other agreement between Agent and Borrower;

          (e) all of Borrower's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, information and data stored in computers, and documents relating to (a), (b), or (c), of this Paragraph exclusive of privileged documents between Borrower and its attorneys and documents subject to contractual limitations; and


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          (f) all proceeds and products of (a), (b), and(c), in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

     "Commitment Percentage" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(b) hereof, it being understood that at any time that NCC is the only Lender hereunder, NCC's Commitment Percentage shall equal the Maximum Amount.

     "Commitment Transfer Supplement" shall mean a document in the form of
Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

     "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

     "Contract Rate" shall mean, as applicable, the Revolving Interest Rate or the Default Rate.

     "Contract Year" shall mean the twelve month period beginning on May of each year.

     "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

     "Current Assets" at a particular date, shall mean all cash, cash equivalents, accounts and inventory of Borrower and all other items which would, in conformity with GAAP, and on a consolidated basis, be included under current assets on a balance sheet of Borrower as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, or (b) any shares of stock issued by an Affiliate of Borrower.

     "Current Liabilities" at a particular date, shall mean all amounts which would, in conformity with GAAP, and on a consolidated basis, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including, without limitation, the amounts of (a) all Indebtedness of Borrower payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any

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payments in respect of any Indebtedness of Borrower (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period and (e) the amount of outstanding Obligations under this Agreement at the time of calculation.

     "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

     "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

     "Default Rate" shall have the meaning set forth in Section 3.1 hereof.

     "Depository Accounts" shall have the meaning set forth in Section 4.15(h) hereof.

     "Documents" shall have the meaning set forth in Section 8.1(c) hereof.

     "Dollar" and the sign, "$" shall mean lawful money of the United States of America.

     "Domestic Rate Loan" shall mean any Advance that bears interest based upon the Prime Rate.

     "EBITDA" shall mean, for any period, determined on a consolidated basis, Borrower's net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense.

     "Eligible Inventory" shall mean and include Inventory valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not obsolete, slow moving or unmerchantable and which Agent, , shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof, the age of the Inventory and the status of outstanding orders with respect to the Inventory. Eligible Inventory shall include all Inventory intransit for which title has passed to Borrower, which is insured to the full value thereof and for which Agent shall have in its possession (a) all negotiable bills of lading properly endorsed and (b) all non-negotiable bills of lading issued in Agent's name.


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     "Eligible Receivables" shall mean and include (i)each receivable of
Borrower with respect to which Factor bears the credit risk and (ii)each Receivable of Borrower with respect to which Factor does not bear the credit risk arising in the ordinary course of Borrower's business and which Agent, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's perfected security interest and no other Lien other than Permitted Encumbrances, and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable with respect to which Factor does not bear the credit risk shall be an Eligible Receivable if:

          (a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

          (b) it is unpaid more than ninety (90) days after the original due date;

          (c) any material covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

          (d) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

          (e) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

          (f) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

          (g) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

          (h) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;


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          (i) the Receivable is subject to any offset, deduction (except in the ordinary course of business), defense, dispute, or counterclaim, the Customer is also a creditor or supplier of the Borrower or the Receivable is contingent in any respect or for any reason;

          (j) Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

          (k) shipment of the merchandise or the rendition of services has not been completed;

          (l) any return, rejection or repossession of the merchandise has occurred;

          (m) such Receivable is not payable to Borrower provided, however, that a Receivable payable to the Factor shall be deemed payable to Borrower; or

          (n) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

     "Environmental Complaint" shall have the meaning set forth in Section 4.19(d) hereof.

     "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

     "Equipment" shall mean and include all of Borrower's goods (excluding Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

     "Event of Default" shall mean the occurrence and continuance of any of the events set forth in Article X hereof.

     "Factor" shall mean NCC in its capacity as factor under the Factoring Agreement.

     "Factoring Agreement" shall mean the Factoring Agreement between NCC and Candie's and Bright Star Footwear, Inc. dated as of May 27, 1998.

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     "Fixed Charge Coverage Ratio" shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA to (b) all of Borrower's interest expense.

     "Formula Amount" shall have the meaning set forth in Section 2.1.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "General Intangibles" shall mean and include all of Borrower's general intangibles, whether now owned or hereafter acquired including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

     "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

     "Guarantors" shall mean Bright Star Footwear, Inc., Candie's Galleria, Inc., Yulong Limited, Intercontinental Trading Group, Inc., Ponca Limited.

     "Guaranty" shall mean the guaranty of the obligations of Borrower executed by Guarantor in favor of Agent.

     "Hazardous Discharge" shall have the meaning set forth in Section 4.19(d) hereof.

     "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated byphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

     "Hazardous Wastes" shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

     "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt, Capital Leases and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due

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at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

     "Initial Period" shall mean the period commencing on the Closing Date and ending on the 180th day after the Closing Date.

     "Intangible Assets" shall mean at a particular date such assets as are properly classified as intangible assets under GAAP, including but not limited to noncompetition agreements and trademarks as currently identified on Borrower's financial statement.

     "Interest Period" shall mean the period provided for any LIBO Rate Loan pursuant to Section 2.2(b).

     "Inventory" shall mean all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

     "Inventory Advance Rate" shall have the meaning set forth in Section 2.1(ii) hereof.

     "Issuing Lender" shall mean (a) with respect to Letters of Credit, Agent or any other Lender that is acceptable to Agent (it being understood that BancBoston is acceptable to Agent) that has agreed to issue or cause to be issued a Letter of Credit for the account of Borrower under this Agreement and
(b) with respect to Acceptances, NationsBanc Commercial Corporation.

     "Leasehold Interests" shall mean all of Borrower's right, title and interest in and to the premises located at ___________________________________.

     "Lender" and "Lenders" shall have the meaning ascribed to such term in the Preamble, each Purchasing Lender and shall include each person which is a transferee, successor or assign of any Lender or any Purchasing Lender.

     "Letters of Credit" shall have the meaning set forth in Section 2.8.

     "Letter of Credit and Acceptance Fees" shall have the meaning set forth in
Section 3.2.

     "LIBO Rate Loan" shall mean an Advance at any time that bears interest based on the LIBO Rate.

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     "LIBO Rate" shall mean for any LIBO Rate Loan for the then current Interest
Period relating thereto the rate per annum (such LIBO Rate to be adjusted to the next higher 1/100 of one (1%) percent) equal to the quotient of (a) LIBOR, divided by (b) a number equal to 1.00 minus the aggregate of the rates
(expressed as a decimal) of reserve requirements current on the day that is two Business Days prior to the beginning of the Interest Period (including without limitation basic, supplemental, marginal and emergency reserves) under any regulation promulgated by the Board of Governors of the Federal Reserve System (or any other governmental authority having jurisdiction over the Bank) as in effect from time to time, dealing with reserve requirements prescribed for Eurocurrency funding including any reserve requirements with respect to "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System.

     "LIBOR" shall mean for any LIBO Rate Loan for the then current Interest Period relating thereto, the rate per annum quoted by the Bank two (2) Business Days prior to the first day of such Interest Period for the offering by the Bank to prime commercial banks in the London interbank Eurodollar market of Dollar deposits in immediately available funds for a period equal to such Interest Period and in an amount equal to the amount of such LIBO Rate Loan.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

     "Margin Trigger Ratio" shall mean, at the end of each Rolling Period a fraction, the numerator of which shall equal the amount of Revolving Advances plus outstanding Acceptances and the denominator of which shall equal EBITDA.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of the applicable Person or Persons, (b) Borrower's ability to pay the Obligations in accordance with the terms thereof, (d) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent and Lenders' rights and remedies under this Agreement and the Other Documents.

     "Maximum Loan Amount" shall mean

          (a) so long as NCC's Commitment Percentage is 100%, $35,000,000, and

          (b) at any time that there are two or more Lenders that are parties hereto, $35,000,000 for the first Contract Year, $40,000,000 for the second Contract Year, and $45,000,000 for each Contract Year thereafter, provided that if (i) there are two or more Lenders hereunder and (ii)Borrower so requests, such amounts shall increase to $40,000,000 for the first Contact Year if Advances hereunder exceed $30,000,000 for any three two-week periods during

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     any ninety day period in such year; $45,000,000 for the second Contract
     Year if Advances hereunder exceed $35,000,000 for any three two-week periods during any ninety day period in such year; and $50,000,000 for each subsequent Contract Year if Advances in each year exceed $40,000,000 for any three two-week periods during any ninety day period in such year.

     "Monthly Advances" shall have the meaning set forth in Section 3.1 hereof.

     "Net Cash Flow" of Borrower for any fiscal period shall mean (a) Cash Flow for such period minus (b) capital expenditures (net of Indebtedness incurred to finance such expenditures) in an amount for such period not to exceed the amount permitted under Section 7.6.

     "Note" shall mean Revolving Credit Note.

     "Obligations" shall mean and include any and all of Borrower's Indebtedness and/or liabilities to Agent or the Lenders or any corporation that directly or indirectly controls or is controlled by or is under common control with any Lender, or to the Factor of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower's Indebtedness and/or liabilities under this Agreement, the Factoring Agreement or under any other agreement between Agent or the Lenders and Borrower and all obligations of Borrower to Agent or the Lenders to perform acts or refrain from taking any action.

     "Other Documents" shall mean the Certification By Officers and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

     "Overadvance Amount" shall mean Advances in excess of the lending formula set forth in Section 2.1 (i), (ii) and (iii) in an amount up to $2,000,000 at any one time, which Advances shall be made so long as after giving effect thereto, Advances shall not exceed the Maximum Loan Amount and no Event of Default has occurred and is continuing.

     "Parent" of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

     "Participant" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

     "Payment Office" shall mean initially P.O. Box 4095, Atlanta, GA 30302; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and each Lender to be the Payment Office.

     "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for the benefit of the Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (f) judgment Liens that have been stayed or bonded and mechanics', workers', materialmen's or other like Liens arising in the ordinary course of Borrower's business with respect to obligations which are not due or which are being contested in good faith by Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; and (h) Liens disclosed on Schedule 1.2.

     "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

     "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

     "Prime Rate" shall mean the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

     "Projections" shall have the meaning set forth in Section 5.5 hereof.

     "Purchasing Lender" shall have the meaning set forth in Section 15.3 hereof.

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as same may be amended from time to time.

     "Receivables" shall mean and include all of Borrower's accounts, contract rights, instruments (including those evidencing indebtedness among Borrower and its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Agent hereunder.

     "Receivables Advance Rate" shall have the meaning set forth in Section 2.1(i) hereof.

     "Related Person" shall mean as to any Person, any other Person which, together with such Person, is treated as a single employer under Section 414(c) of the Code.

     "Release" shall have the meaning set forth in Section 5.7(c)(i) hereof.

     "Required Lenders" shall mean Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the Advances.

     "Revolving Advances" shall mean Advances made other than Letters of Credit.

     "Revolving Credit Note" shall mean the promissory note referred to in
Section 2.1 hereof.

     "Revolving Interest Rate" shall mean for the Initial Period, an interest rate per annum equal to (a) the sum of the Prime Rate minus one and three quarters of one percent (1.75%) with respect to Domestic Rate Loans or (b) the sum of the LIBO Rate plus one and one quarter percent (1.25%) with respect to LIBO Rate Loans. After the Initial Period, the Revolving Interest Rate shall be the following percentages based on the Margin Trigger Ratios set forth below:

       If the Margin                The Revolving Interest Rate               The Revolving Interest Rate with
     Trigger Ratio is:             with respect to Domestic Rate                 respect to LIBO Rate Loans
                                  Loans incurred on or after the              incurred on or after the date of
                                  date of the financial statement            the financial statement evidencing
                                   evidencing the change in the               the change in the Margin Trigger
                                    Margin Trigger Ratio is the                   Ration is LIBO Rate plus:
                                         Prime Rate minus:
----------------------------------------------------------------------------------------------------------------------
Less than or equal                              2%                                           1%
to 1.5 to 1

Greater than 1.5 to                            1.75%                                        1.25%
1, but less than or
equal to 3.0 to 1

Greater than 3.0 to 1                          1.5%                                         1.50%


     "Rolling Period" shall mean, as at the end of each fiscal quarter, the immediately preceding four fiscal quarters, including the fiscal quarter then ending.

     "Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

     "Subsidiary" shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

     "Tangible Net Worth" shall mean, at a particular date, (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding Intangible Assets, less (b) the aggregate amount of all liabilities of Borrower, plus (c) (i) the amount of any deferred compensation resulting from the grant of stock options up to a maximum amount of $3,000,000 and (ii) the effect of a change in the amortization of goodwill in accordance with GAAP up to a mazimum of $2,000,000.

     "Term" shall mean the Closing Date through May 26, 2001, as same may be extended in accordance with the provisions of Section 13.1.

     "Termination Event" shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of either Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of either Borrower or any member of the Controlled Group from a Multiemployer Plan.

     "Toxic Substance" shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

     "Transferee" shall have the meaning set forth in Section 16.3(b) hereof.

     "Week" shall mean the time period commencing with a Wednesday and ending on the following Tuesday.

     "Working Capital" at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

     1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

     1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Other Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.


II. ADVANCES, PAYMENTS.

     2.1. Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (a) the Maximum Loan Amount less the aggregate amount of outstanding Letters of Credit and Acceptances or (b) an amount equal to the sum of:

          (i) 85%, subject to the provisions of Section 2.1(b) hereof ("Receivables Advance Rate"), of Eligible Receivables, plus

          (ii) 60%, subject to the provisions of Section 2.1(b) hereof ("Inventory Advance Rate"), of the value of the Eligible Inventory (the Receivables Advance Rate and the Inventory Advance Rate shall be referred to collectively, as the "Advance Rates plus

          (iii) 60% of the value of Inventory being imported under outstanding Letters of Credit opened by a Lender, plus

          (iv) the Overadvance Amount, minus

          (v) the aggregate amount of outstanding Letters of Credit and Acceptances, minus

          (vi) such reserves as Agent may reasonably deem proper and necessary from time to time, provided however that no reserve will be taken for dilution of Receivables unless dilution, as indicated on the Factor statements issued at the end of each rolling ninety day period exceeds 13% of the collections of gross invoices less discounts at any time.

     The amount derived from the sum of (x) Sections 2.1(i), (ii), (iii) and
(iv) minus (y) Sections 2.1 (v) and (vi) at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by the secured promissory note ("Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1..

     2.2. Procedure for Revolving Advances Borrowing.

     (a) Borrower may notify Agent prior to 11:00 a.m. on a Business Day of its request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or the Factoring Agreement or any other agreement with Agent or Lenders, or with respect to any other obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or the Factoring Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable, provided that Borrower may contest such charge and if Agent subsequently agrees that such interest, fee, or charge was not appropriate, Agent will reverse same together with any interest that has accrued with respect thereto.

     (b) Notwithstanding the provisions of (a) above, in the event Borrower desires to obtain a LIBO Rate Loan, it shall give Agent at least three (3) Business Days' prior written notice; specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be an integral multiple of $250,000.00, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBO Rate Loans shall be for one, two, three or six months. No LIBO Rate Loan shall be made available to Borrower nor shall an Acceptance be created for Borrower during the continuance of a Default or an Event of Default.

     (c) Each Interest Period of a LIBO Rate Loan shall commence on the date such LIBO Rate Loan is made and shall end on such date as Borrower may elect as set forth in (b)(iii) above provided that:

          (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be the next preceding or succeeding Business Day as is the Bank's custom in the market to which such LIBO Rate Loan relates;

          (ii) no Interest Period shall end after the last day of the Term; and

          (iii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month.

     Borrower may elect the initial Interest Period applicable to a LIBO Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower may elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three
(3) Business Days prior to the last day of the then current Interest Period applicable to such LIBO Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) herein below.

     (d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBO Rate Loan or Domestic Rate Loan convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a or LIBO Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBO Rate Loan. If Borrower desires to convert a loan, it shall give the Agent not less than three (3) Business Days' prior written notice, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than six (6)LIBO Rate Loans, in the aggregate.

     (e) Borrower shall be liable to Agent and Lenders for any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment or any default by Borrower in the payment of the principal of or interest on any LIBO Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBO Rate Loan after notice thereof has been given, including (but not limited to) any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBO Rate Loans hereunder.


     (f) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBO Rate Loans ) to make or maintain its LIBO Rate Loans, the obligation of the Lender to make LIBO Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBO Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBO Rate Loans or convert such affected LIBO Rate Loans into loans of another type. If any such payment or conversion of any LIBO Rate Loan is made on a day that is not applicable to such LIBO Rate Loan, Borrower shall pay such Lender, upon such Lender's request, such amount or amounts as may be necessary to compensate such Lender for any loss or expense sustained or incurred by such Lender in respect of such LIBO Rate Loan as a result of such payment or conversion (so long as such amounts are customary for lenders in similar circumstances to charge with respect to LIBO Rate Loans), including (but not limited to) any interest or other amounts payable by such Lender to lenders of funds obtained by such Lender in order to make or maintain such LIBO Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Lender to Borrower shall be conclusive absent manifest error.

     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower's account on Agent's books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent the Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower's operating account at the Bank, or such other bank as Borrower may designate following notification to Agent, in federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

     2.4. Maximum Advances. The aggregate balance of Advances outstanding at any time shall not exceed the lesser of (a) Maximum Loan Amount or (b) the Formula Amount plus outstanding Letters of Credit and Acceptances.

     2.5. Repayment of Advances.

     (a) The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

     (b) With respect to Collateral other than Receivables which are assigned to the Factor under the Factoring Agreement, Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent's agreement to conditionally credit Borrower's account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations on the day of confirmation to Agent by the Blocked Account bank or the Depository Account bank, as provided for in Section 4.15(h), that such items of payment have been collected in good funds and finally credited to Agent's account. Agent is not, however, required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower's account for the amount of any item of payment which is returned to Agent unpaid.

     (c) All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York Time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's account or by making Revolving Advances as provided in Section 2.2 hereof.

     (d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

     2.6. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

     2.7. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account in the name of Borrower in which shall be recorded the date and amount of each Advance made by Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lenders and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower's specific exceptions thereto within one hundred twenty (120) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be prima facie evidence of the amounts of Advances and other charges thereto and of payments applicable thereto.

     2.8. Letters of Credit and Acceptances. Subject to the terms and conditions hereof, Issuing Lender shall (a) issue or cause the issuance of Letters of Credit ("Letters of Credit") or (b) accept, or cause to be accepted, drafts for Borrower under such Letters of Credit or otherwise ("Acceptances"); provided, however, that Issuing Lender will not be required to issue or cause to be issued any Letters of Credit or accept or cause to be accepted any Acceptances to the extent that the face amount of such Letters of Credit and Acceptances would then cause the sum of (i) the outstanding Revolving Advances plus (ii) outstanding Letters of Credit (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) plus (iii) outstanding Acceptances to exceed the lesser of (x) the Maximum Loan Amount or (y) the Formula Amount which is calculated as if the requested Letter of Credit or Acceptance has been issued or created. All disbursements or payments related to Letters of Credit and Acceptances shall be deemed to be Revolving Advances and shall bear interest at the applicable Contract Rate; Letters of Credit that have not been drawn upon and unmatured Acceptances shall not bear interest.

     2.9 Issuance of Letters of Credit; Creation of Acceptances.

     (a) Borrower may request Issuing Lender to issue or cause the issuance of a Letter of Credit or create an Acceptance by delivering to Agent, on behalf of the Issuing Lender, at the Payment Office or at any other location requested by Agent, Issuing Lender's standard form of Letter of Credit Application (the "Letter of Credit Application") and any draft, if applicable, completed to the satisfaction of Issuing Lender; and, such other certificates, documents and other papers and information as Issuing Lender may reasonably request.

     (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and
(ii) have an expiry date not later than six (6) months after such Letter of Credit's date of issuance exclusive of any extensions and in no event later than the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

     (c) Issuing Lender shall have absolute discretion whether to accept any draft. Without in any way limiting Issuing Lender's absolute discretion whether to accept any draft, Borrower will not present any draft and Issuing Lender with generally not accept any drafts (i) that arise out of transactions involving the sale of goods by Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of Borrower other than arms-length sales to Affiliates, (iii) that involve any purchase for which Issuing Lender has not received all related documents, instruments and forms requested by Issuing Lender, or (iv) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

     (d) Subject to terms set by Issuing Lender from time to time in its reasonable discretion with respect to the acceptance of drafts generally, Borrower may request Acceptances on any Business Day, by delivering to Issuing Lender a request for an Acceptance in substantially the form of Exhibit 2.9 and, upon demand, copies of all invoices, delivery receipts and related documents relating to that request that Issuing Lender might require. Provided that the request for Acceptance is received prior to 10:30 a.m. and approved by Issuing Lender, Issuing Lender shall make the net proceeds of the Acceptance available to the Borrower by crediting the net amount of the Acceptance in lawful money of the United States and in immediately available funds to the Borrower's account. The net amount of the Acceptance shall be calculated by discounting the Acceptance at the Bankers' Acceptance Rate for the applicable maturity period upon the creation by Issuing Lender of an Acceptance plus during the Initial Period, one percent (1%) and after the Initial Period as follows:

    If the Margin Trigger Ratio is:               The margin with respect to the Bankers'
                                                 Acceptance Rate for Bankers' Acceptances
                                               created on or after the date of the financial
                                                  statement evidencing the change in the
                                                         Margin Trigger Ration is:
--------------------------------------------------------------------------------------------------
Less than or equal to 1.5 to 1                                     .75%

Greater than 1.5 to 1, but less                                     1%
than or equal to 3.0 to 1

Greater than 3.0 to 1                                              1.25%

     (e) Borrower shall pay to Issuing Lender the amount of any Acceptance on its maturity date. In addition, Agent is hereby irrevocably authorized, in its sole discretion, to make Revolving Advances from time to time, or to charge the account of Borrower, to pay any Acceptance for which payment is due, or at any time after the occurrence of an Event of Default to fund cash collateral for any outstanding Acceptance.

     (f) Each Acceptance shall be payable in Dollars to the order of Issuing Lender, shall be dated the date of its presentment to Issuing Lender for acceptance and shall be in the face amount of $500,000 or a whole multiple of $250,000 in excess thereof. The maturity of each Acceptance shall be in any 30 day increment equal to or greater than 30 and less than or equal to 180 days or, if such day is not a Business Day on the next succeeding Business Day, and , in any event, no later than the day preceding the expiration of the Term. This
Section 2.9(f) will apply to any Acceptances, including those created under Letters of Credit, if any.

     (g) Issuing Lender shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit or Acceptance hereunder.

     2.10. Requirements For Issuance of Letters of Credit and Acceptances.

     (a) In connection with the issuance of any Letter of Credit or Acceptance, Borrower shall indemnify save and hold Issuing Lender and each Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Issuing Lender, any Lender, any issuer or any accepting bank and reasonable expenses and reasonable attorneys' fees incurred by Issuing Lender or any Lender arising out of, or in connection with, any Letter of Credit or Acceptance to be issued or created for Borrower. Borrower shall be bound by Issuing Lender or any issuing or accepting bank's regulations and good faith interpretations of any Letter of Credit or Acceptance issued or created for Borrower's account, although this interpretation may be different from Borrower's own, and, neither Issuing Lender nor any Lender, the bank which opened the Letter of Credit, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in any Letter of Credit, Acceptance or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit or Acceptance, except for Issuing Lender's or any Lender's or such correspondents' willful misconduct.

     (b) Borrower shall authorize and direct any bank which issues a Letter of Credit to name Borrower as the "Applicant" or "Account Party" therein and to deliver to Issuing Lender all instruments, documents, and other writings and property received by the bank pursuant to the Letter of Credit or any Acceptance related thereto and to accept and rely upon Issuing Lender's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any Acceptance therefor.

     (c) In connection with all Letters of Credit and Acceptances issued or caused to be issued or created by Issuing Lender under this Agreement, Borrower hereby appoints Issuing Lender, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of Borrower or Issuing Lender or Issuing Lender's designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower's name or Issuing Lender's, or in the name of Issuing Lender's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Issuing Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Issuing Lender's or its attorney's willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit or Acceptances remain outstanding.

     (d) Each Lender shall to the extent of the percentage amount equal to the product of such Lender's Commitment Percentage times the aggregate amount of all disbursements made with respect to the Letters of Credit or Acceptances be deemed to have irrevocably purchased an undivided participation in each Revolving Advance made as a consequence of such disbursement. In the event that at the time a disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Loan Amount or the Formula Amount, and such disbursement is not reimbursed by Borrower within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent's demand each Lender shall pay to Agent such Lender's proportionate share of such unreimbursed disbursement together with such Lender's proportionate share of Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by the Lenders, Agent shall deliver to each of the Lenders that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (A) Issuing Lender ceases to be obligated to issue Letters of Credit or to create Acceptances hereunder; (B) no Letter of Credit issued or Acceptance created hereunder remains outstanding and uncancelled or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit and Acceptances.

     2.11. Additional Payments. Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower's account as a Revolving Advance and added to the Obligations.

     2.12. Manner of Borrowing and Payment.

     (a) Each borrowing of Revolving Advances shall be advanced according to the Commitment Percentages of the Lenders.

     (b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Credit Note, shall be applied to the Revolving Advances pro rata according to the Commitment Percentages of the Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., Atlanta time, in Dollars and in immediately available funds.

     (c) (i) Notwithstanding anything to the contrary contained in Sections 2.12(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances made by Agent. On or before 1:00 P.M., Atlanta time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and the Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with its Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

     (ii) Each Lender shall be entitled to earn interest at the Contract Rate on outstanding Advances which it has funded.

     (iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

     (d) If any Lender or Participant (a "benefited Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by setoff) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after a Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrower's rights (if any) against such Lender.

     2.13. Mandatory Prepayments.

     In the event that Advances exceed the lesser of (i) the Maximum Loan Amount or (ii) the Formula Amount plus the amount of outstanding Letters of Credit and Acceptances, and Borrower sells or otherwise disposes of any Collateral other than Inventory in the ordinary course of business or Receivables sold and assigned to Factor under the Factoring Agreement, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the remaining Advances in such order as Agent may determine, subject to Borrower's ability to reborrow Revolving Advances in accordance with the terms hereof.

III. INTEREST AND FEES.

     3.1. Interest. Interest on Revolving Advances shall be payable in arrears on the last day of each month with respect to Domestic Rate Loans and, with respect to LIBO Rate Loans , at the end of each Interest Period. Interest charges shall be computed on the actual principal of Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to with respect to Revolving Advances, the Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Prime Rate is increased or decreased, the Revolving Interest Rate with respect to Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Prime Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Revolving Interest Rate plus one percent (1%) per annum (the "Default Rate").

     3.2. Letter of Credit and Acceptance Fees.

     Borrower shall pay (i) to Agent, for the ratable benefit of the Lenders (A) for issuing or causing the issuance of a standby Letter of Credit, a fee computed at a rate per annum of one and one quarter percent (1.25%) on the outstanding amount thereof from time to time, (B) for issuing or causing the issuance of a Letter of Credit that is not a standby Letter of Credit, a fee equal to 1/8% of the original and each increase in the face amount thereof for each 120 days or part thereof of its term, and (ii) to Issuing Lender, such Issuing Lender's other customary charges payable in connection with Letters of Credit or Acceptances, as the case may be, as in effect from time to time (which charges shall be furnished to Borrower by Issuing Lender upon request). Such fees and charges set forth herein shall be referred to as "Letter of Credit and Acceptance Fees" and shall be payable (i) in the case of any Letter of Credit, on its opening (ii) in the case of a standby Letter of Credit, (A) monthly thereafter in advance and (B) upon each increase in the outstanding amount thereof, (iii) in the case of any Letter of Credit that is not a standby Letter of Credit, at the time of each increase in face amount thereof and (iv) in the case of an Acceptance, at the time thereof. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Bank's prevailing charges for that type of transaction. All Letter of Credit and Acceptance Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     Upon an acceleration of the Obligations hereunder, upon demand, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit and Acceptances, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower's behalf and in Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into Lender's possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

     3.3. (a) Closing Fees. Upon the execution of this Agreement, Borrower shall pay to Agent, for its own account, a closing fee in the amount of $15,000.

     (b) Facility Fee. If, for any month during the Term, the average daily unpaid balance of the Advances for each day of such month does not equal the Maximum Loan Amount, then Borrower shall pay to Agent for the ratable benefit of the Lenders a fee at a rate equal to twenty-five hundredths of one percent (.25%) per annum on the amount by which the Maximum Loan Amount exceeds such average daily unpaid balance. Such fee will be reduced to twenty hundredths of one percent (.20%) in the event that the Margin Trigger Ratio is reduced by twenty-five hundredths of one percent (.25%).Such fee shall be payable to Agent in arrears on the last day of each month.

     3.4 Intentionally Omitted.

     3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

     3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Agent or any Lender has received interest and other charges hereunder in excess of the highest rate permissible hereto, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, the Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

     3.7. Increased Costs. In the event that after the date hereof, the adoption of any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBO Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

     (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

     (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

     (c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Documents;

and the result of any of the foregoing is to increase the cost to Agent or Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its notice and demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBO Rate. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall set forth in reasonable detail the reasons for invoking the provisions of this Section 3.7 and be conclusive absent manifest error.

     3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

     (a) reasonable means do not exist for ascertaining the LIBO Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

     (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding LIBO Rate Loan, a proposed LIBO Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBO Rate Loan;

Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination, which notice shall set forth in reasonable detail the reasons for invoking the provisions of this Section 3.8. If such notice is given, (i) any such requested LIBO Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBO Rate Loan, (ii) any Domestic Rate Loan or LIBO Rate Loan which was to have been converted to an affected type of LIBO Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBO Rate Loan, and (iii) any outstanding affected LIBO Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBO Rate Loan, shall be converted into an unaffected type of LIBO Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBO Rate Loans. Until such notice has been withdrawn, the Lenders shall have no obligation to make an affected type of LIBO Rate Loan or maintain outstanding affected LIBO Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of LIBO Rate Loan into an affected type of LIBO Rate Loan.

     3.9. Capital Adequacy.

     (a) In the event that after the date hereof, Agent or any Lender shall have determined that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBO Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section
3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

     (b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to
Section 3.9(a) hereof when delivered to Borrower shall set forth in reasonable detail the reasons for invoking the provisions of this Section 3.9 and be conclusive absent manifest error.

IV. COLLATERAL: GENERAL TERMS

     4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for the ratable benefit of each Lender a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest. Such security interest shall be subordinated to the security interest granted by Borrower under the Factoring Agreement with respect to all Receivables and to the security interest granted to Congress Talcott Corporation with respect to Receivables arising prior to the Closing Date.

     4.2. Perfection of Security Interest. After the Closing Date, Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords' or mortgagees' lien waivers,
(iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral,
(iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code or other applicable law. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower's account as a Revolving Advance and added to the Obligations, or, at the Agent's option, shall be paid to Agent for the ratable benefit of the Lenders immediately upon demand.

     4.3. Disposition of Collateral. At any time that Advances exceed the lesser of (i) the Maximum Loan Amount or (ii) the Formula Amount plus the amount of outstanding Letters of Credit and Acceptances, Borrower will safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except, the sale of Inventory in the ordinary course of business.

     4.4. Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1 hereof, upon the occurrence and continuance of an Event of Default, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any of Borrower's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower's owned or leased property. Borrower shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower's account as a Revolving Advance and added to the obligations.

     4.5. Ownership of Collateral. With respect to the Collateral, but subject to the rights of the Factor under the Factoring Agreement ,at the time the Collateral becomes subject to Agent's security interest,: (a) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first security interest in each and every item of the Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (c) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (d) Borrower's Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the ordinary course of business.

     4.6. Defense of Agent's and Lender's Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Agent's prior written consent, pledge, sell (except in the event that Advances exceed the lesser of (i) the Maximum Loan Amount or (ii) the Formula Amount plus the amount of outstanding Letters of Credit and Acceptances, Inventory in the ordinary course of business and Receivables sold and assigned to the Factor under the Factoring Agreement), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Agent's interests in the Collateral against any and all persons whatsoever. Upon the occurrence and continuance of an Event of Default, at any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and the Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into Borrower's possession, they, and each of them, shall be held by Borrower in trust as Agent's trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

     4.7. Books and Records. Borrower (a) shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

     4.8. Intentionally Deleted.

     4.9. Compliance with Laws. Borrower shall comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Borrower's business the non-compliance with which could have a Material Adverse Effect on Borrower.

     4.10. Inspection of Premises. At all reasonable times and upon reasonable notice, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower's business. Agent, any Lender and their agents may enter upon any of Borrower's premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower's business.

     4.11. Insurance. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower's own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower's insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a coinsured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), and (b) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and
(C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), (b) above. Upon the occurrence and the continuance of an Event of Default, all loss recoveries received by Agent upon any such insurance may be applied to the obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand.

     4.12. Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor for Borrower's account, and charge Borrower's account therefor and such expenses so paid shall be part of the Obligations.

     4.13. Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent's or Lender's opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower's account as a Revolving Advance and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower's credit and Agent shall retain its security interest in any and all Collateral held by Agent.

     4.14. Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent's request, will provide evidence of having done so.

     4.15. Receivables.

     (a) Nature of Receivables. To the best of Borrower's knowledge, and subject to the rights of the Factor under the Factoring Agreement,each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with Borrower's standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent.

     (b) Solvency of Customers. Each Customer, to the best of Borrower's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

     (c) Locations of Borrower. Borrower's chief executive office is located at 2975 Westchester Avenue, Purchase, NY 10577 . Until written notice is given to Agent by Borrower of any other office at which it keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

     (d) Collection of Receivables. Subject to the terms of the Factoring Agreement, until Borrower's authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its sole discretion deems it to be in the Lenders' best interest to do so), Borrower will, at Borrower's sole cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower's funds or use the same except to pay Obligations. Borrower shall, upon request, deliver to Agent or the Blocked Account in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

     (e) Notification of Assignment of Receivables. At any time upon the occurrence and continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower's account and added to the obligations.

     (f) Power of Agent to Act on Borrower's Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent's designee as Borrower's attorney with power (i) to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and
(xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time to change the address for delivery of mail addressed to Borrower to such address as Agent may designate.

     (g) No Liability. So long as they have acted in good faith, neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Upon the occurrence and the continuance of an Event of Default, Agent is authorized and empowered to accept the return of the goods represented by any of the

Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower's liability hereunder.

     (h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall, at the direction of Agent, be deposited by Borrower into a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts") as Agent may require pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Agent. Borrower shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such "blocked account" shall immediately become the property of Agent and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such "blocked account" arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and Borrower shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

     (i) Adjustments. In the event that the status of Borrower's account with Agent is such that the Receivables are being liquidated to reduce the outstanding Advances, Borrower will not, without Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the ordinary course of business of Borrower.

     4.16. Inventory. To the best of Borrower's knowledge and belief, all Inventory has been, and will be, produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

     4.17. Maintenance of Equipment. The Equipment shall be maintained in operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrower shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

     4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

     4.19. Environmental Matters. (a) Borrower will ensure that the Real Property remains in compliance with all Environmental Laws and it will not place or permit to be placed any Hazardous Substances on any Real Property except as not prohibited by applicable law or appropriate governmental authorities.

     (b) Borrower will establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

     (c) Borrower will (i) employ in connection with its use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

     (d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person or entity, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Real Property and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

     (e) Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to the Lender until the claim is settled. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Collateral.

     (f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any

Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of the Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and the Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

     (g) Promptly upon the written request of Agent from time to time, Borrower shall provide Agent, at Borrower's expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

     (h) Borrower shall defend and indemnify Agent and the Lenders and hold Agent, the Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent or the Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower's obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

     (i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower's right, title and interest in and to its owned and leased premises.

     4.20. Financing Statements. Except as respects the financing statements filed by Agent and by the Factor and the financing statements described on
Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants as follows:

     5.1. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and perform all Obligations hereunder and thereunder. The execution, delivery and performance hereof and of the Other Documents (a) are within Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower's by-laws, certificate of incorporation or other applicable documents relating to Borrower's formation or to the conduct of Borrower's business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower or its property is a party or by which it may be bound.

     5.2. Formation and Qualification. (a) Borrower is duly incorporated and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in the states listed on Schedule 5.2 which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could have a Material Adverse Effect on Borrower. Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

     (b) The only Subsidiaries of Borrower are listed on Schedule 5.2.

     5.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower's execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     5.4. Tax Returns. Borrower's federal tax identification number is 11-2481903. Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable the failure of which to file would have a Material Adverse Effect. There is no tax deficiency outstanding, proposed or assessed against Borrower that is not reflected as a liability on the Borrower's books nor has the Borrower executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax.

     5.5. Financial Statements.

     The twelve-month cash flow projections (unaudited) of Borrower previously provided to Agent and the quarterly projections (unaudited) and its projected balance sheets as of the Closing Date, copies of which are annexed hereto as
Exhibit 5.5 (the "Projections") were prepared by the V.P. Finance of the Borrower and reviewed by the Chief Financial Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower's judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

     5.6. Corporate Name. Borrower has not been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

     5.7. O.S.H.A. and Environmental Compliance.

     (a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

     (b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

     (c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower; (iii) neither the Real Property nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

     5.8. Solvency; No Litigation, Violation, Indebtedness or Default.

     (a) Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

     (b) To the best knowledge and belief of Borrower there is (i) no pending or threatened litigation, arbitration, action or proceeding which if decided adversely to Borrower would involve the possibility of having a Material Adverse Effect on Borrower, or the ability of Borrower to perform this Agreement, and
(ii) no liability nor indebtedness other than the Obligations.

     (c) Borrower is not in violation of any applicable statute, regulation or ordinance in any respect which could have a Material Adverse Effect on Borrower nor is Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal.

     (d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and
Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under
Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof or by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any member of the Controlled Group has breached in any material respect any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a "prohibited transaction" described in Section 406 of the ERISA or
Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA,
(ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR Section 2615.3 has not been waived, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, and (xii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

     5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or licensed by Borrower constituting all of the intellectual property rights which are necessary for the operation of its business are, to the best of Borrower's knowledge valid; all registered trademarks and pending trademark applications of which Borrower is the owner or which Borrower is licensed to use are set forth on Schedule 5.9; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, design rights tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in
Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, copyright, copyright application and copyright license owned or held by Borrower consists of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

     5.10. Licenses and Permits. Except as set forth in Schedule 5.10, Borrower
(a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect on Borrower.

     5.11. Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

     5.12. No Default. Borrower is not in default in the payment or performance of any of its material contractual obligations and no Default has occurred.

     5.13. No Burdensome Restrictions. Borrower is not party to any contract or agreement the performance of which could have a Material Adverse Effect on Borrower. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

     5.14. No Labor Disputes. To the best of Borrower's knowledge and belief, Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of any of Borrower's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

     5.15. Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any

Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

     5.16. Investment Company Act. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

     5.17. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith knowingly contains any untrue statement of fact or omits to state any fact necessary to make the statements herein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could have a Material Adverse Effect on Borrower.

     5.18. Derivatives. Other than those listed on Schedule 5.18, Borrower is not a party to, nor will it be a party to, any derivative agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

     5.19. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

     5.20. Application of Certain Laws and Regulations. Neither Borrower nor any Affiliate of Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     5.21. Business and Property of Borrower. Upon and after the Closing Date and during the Term, Borrower does not propose to engage in any business other than footwear, handbags, apparel, accessories, licensing and operation of retail stores consistent with Borrower's operations and activities necessary to conduct such business. On the Closing Date, Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

VI. AFFIRMATIVE COVENANTS.

     Borrower shall, until payment in full of the Obligations and termination of this Agreement:

     6.1. Payment of Fees. As set forth in this Agreement, pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge the account of Borrower for all such fees and expenses.

     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof. It is understood and agreed that the manner in which the business is presently conducted conforms with this Section 6.2.

     6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which may have a Material Adverse Effect on Borrower known to Borrower.

     6.4. Government Receivables. Take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

     6.5. Tangible Net Worth. Maintain at the end of each period set forth below a Tangible Net Worth in an amount not less than the amount set forth below corresponding to such period end:

        Period End                                  Tangible Net Worth
        ----------                                  ------------------

        7/31/98                                         $29,000,000
        10/31/98                                        $30,000,000
        1/31/99                                         $31,000,000
        4/30/99                                         $31,000,000
        7/31/99                                         $33,000,000
        10/31/99                                        $34,000,000
        1/31/00                                         $35,000,000
        4/30/00                                         $35,000,000
        7/31/00                                         $37,000,000
        10/31/00                                        $38,000,000
        1/31/01                                         $40,000,000

     6.6. Indebtedness to Tangible Net Worth. Maintain at all times after January 31, 1999 a ratio of Indebtedness to Tangible Net Worth of not greater than 1.5 to 1.0.

     6.7. Fixed Charge Coverage Ratio. Maintain at all times after January 31, 1999 a Fixed Charge Coverage Ratio of not less than 2.0 to 1.0.

     6.8. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

     6.9. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

     6.10. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 as to
those to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

VII. NEGATIVE COVENANTS.

     Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

     7.1. Merger, Consolidation, Acquisition and Sale of Assets.

     (a) Enter into any merger (other than a merger between Candie's and New Retail Concepts, Inc.), consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, provided that Borrower upon notice to Agent may make acquisitions during the Term not exceeding the aggregate amount of $5,000,000.00.

     (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business.

     7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

     7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except purchase commitments issued to Affiliates or buying and selling agents or the endorsement of checks in the ordinary course of business.

     7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if
(i) such bank has a combined capital and surplus of at least $500,000,000, or
(ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

     7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate, provided that Borrower may make loans to (a) its Subsidiaries which are Guarantors, or (b) its employees in an amount not to exceed $1,000,000 to any one employee up to an aggregate of $3,000,000 outstanding to all employees at any one time.

     7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including Capital Leases) on a consolidated basis in fiscal year 1999 in an amount in excess of $3,500,000, in fiscal year 2000 in an amount in excess of $4,000,000 and in fiscal year 2001 in an amount in excess of $5,000,000, provided that if there is an Overadvance Amount outstanding for sixty (60) consecutive days during any fiscal year, then the amounts permitted under this Section 7.6 with respect to that fiscal year shall be $2,000,000 in fiscal year 1999, $2,500,000 in fiscal year 2000, $3,000,000 in fiscal year 2001.

     7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower.

     7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness in excess of $5,000,000 (exclusive of trade debt and Capital Leases).

     7.9. Nature of Business. Except as permitted in Section 5.21, substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

     7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except (a) transactions disclosed in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate, not to exceed an aggregate amount of $5,000,000 at any one time, (b) transactions with Redwood Shoe Corp. in the ordinary course of Borrower's business and (c) transactions with New Retail Concepts Inc. in connection with its Services Allocation Agreement with Borrower or with respect to the proposed merger between New Retail Concepts Inc. and Borrower.

     7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $1,500,000 in any one fiscal year.

     7.12. Subsidiaries.

     (a) Form any new Subsidiary unless it becomes a Guarantor or a party to this Agreement, provided, however, that Borrower may form Subsidiaries which are not Guarantors hereunder if and only if the execution of a Guaranty by the Subsidiary is prohibited by the laws or statutes of the country in which the Subsidiary is incorporated.

     (b) Enter into any partnership, joint venture or similar arrangement that would have a material effect on Borrower's financial condition without the prior consent of Agent.

     7.13. Accounting Changes. Make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

     7.14. Pledge of Credit. Now or hereafter pledge Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower's business as conducted on the date of this Agreement.

     7.15. Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws unless required by law without notice to Agent.

     7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d); (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and
Section 4975 of the Code; (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in
Section 302 of ERISA or Section 412 of the Code; (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d); (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify the Lender of the occurrence of any Termination Event; (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan; (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

     7.17. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lender or trade debt or Capital Leases or other Current Liabilities), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

VIII. CONDITIONS PRECEDENT.

     8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

     (a) Note. Agent shall have received the Note duly executed and delivered by an authorized officer of Borrower;

     (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

     (c) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note, and any related agreements, (collectively the "Documents") and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

     (d) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

     (e) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and all agreements of Borrower's shareholders certified as accurate and complete by the Secretary of Borrower;

     (f) Good Standing Certificates. Agent shall have received good standing certificates for Borrower dated not more than ten days prior to the Closing, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or the ownership of its properties necessitates qualification;

     (g) Legal Opinion. Agent shall have received the executed legal opinion of Tenzer Greenblatt LLP in form and substance satisfactory to the Lenders which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent;

     (h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with the Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Lenders, is deemed material or (B) which if adversely determined, could, in the reasonable opinion of the Lenders, have a Material Adverse Effect on Borrower; and (ii) no injunction, writ, restraining order or other order of any nature which would have a Material Adverse Effect on Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

     (i) Financial Condition Opinions. Agent shall have received an executed Officers' Certificate in the form of Exhibit 8.1(i).

     (j) Collateral Examination. Agent shall have completed Collateral examinations, the results of which shall be satisfactory in form and substance to the Lenders, of the Receivables, Inventory, and General Intangibles, and Leasehold Interests of Borrower and all books and records in connection therewith;

     (k) Fees. Agent shall have received all fees payable to Agent and the Lenders on or prior to the Closing Date pursuant to Article III hereof;

     (l) Intentionally Deleted.

     (m) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower's casualty insurance policies, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower's liability insurance policies, together with endorsements naming Agent as a co-insured;

     (n) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

     (o) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

     (p) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

     (q) No Adverse Material Change. (i) since January 31, 1998, there shall not have occurred (x) no material adverse change in the condition, financial or otherwise, operations, properties or prospects of Borrower, (y) no material damage or destruction to any of the Collateral nor any material depreciation in the value thereof and (z) no event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect on Borrower and (ii) no representations made or information supplied to the Lenders shall have been proven to be inaccurate or misleading in any material respect;

     (r) Leasehold Agreements. Agent shall have agreed to deliver within sixty
(60) days from the Closing Date, landlord, mortgagee or warehouseman agreements satisfactory to Lender with respect to all premises leased by Borrower at which Inventory is located;

     (s) Intentionally Deleted.

     (t) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing; and

     (u) Borrowing Base. Agent shall have received evidence from Borrower that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

     (v) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent, the Lenders and their counsel.

     8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

     (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

     (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date provided, however that Lenders in their sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

     (c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum Advances permitted under Section 2.4 hereof.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWER.

     Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

     9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, Borrower's reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

     9.2. Schedules. Deliver to Agent as and for the prior month (a) on or before the twentieth (20th) day of each month accounts receivable ageings, (b) on or before the thirtieth (30th) day of each month accounts payable schedules and (c) on or before the twentieth (20th) day of each month Inventory reports. In addition, Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the

Collateral, and Borrower's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral.

     9.3. Deliver to Agent on the 15th day of each month a Borrowing Base Certificate for the prior month in the form of Exhibit 9.3.

     9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which may have a Material Adverse Effect on Borrower.

     9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Internal Revenue Code, could subject Borrower to a tax imposed by Section 4971 of the Internal Revenue Code;
(d) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower which might reasonably be expected to be materially adverse; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

     9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

     9.7. Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Borrower, financial statements of Borrower including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the "Accountants"). The Accountants will issue a compliance covenant letter pursuant to AICPA standards on auditing indicating the procedures performed. In addition, the reports shall be accompanied by a certificate of Borrower's Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6 and 6.7, hereof.

     9.8. Quarterly Financial Statements. Furnish Agent within sixty days after the end of each fiscal quarter, an unaudited balance sheet of Borrower and unaudited statements of income and stockholders' equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The reports shall be accompanied by a certificate of Borrower's Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event and, such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, and hereof.

     9.9. Consolidated and Consolidating Reports. All financial statements furnished to Agent pursuant to the Agreement shall be consolidated and consolidating statements.

     9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders.

     9.11. Additional Information. Furnish Agent with such additional information as Agent and Lenders shall reasonably request in order to enable Agent and Lenders to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrower including, without limitation and without the necessity of any request by Agent,
(a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business, and
(c) promptly upon Borrower's learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

     9.12. Projected Operating Budget. Furnish Agent, no later than thirty (30) days prior to the beginning of each of Borrower's fiscal years commencing with fiscal year 1999, a month by month projected operating budget and cash flow of Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Borrower's President or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

     9.13. Intentionally Deleted.

     9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of
(i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower's business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Agent, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

     9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment; (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

     9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X. EVENTS OF DEFAULT.

     The occurrence of any one or more of the following events shall constitute an "Event of Default":

     10.1. failure by Borrower to pay any principal or interest on the obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or any Other Document when due;

     10.2. any material representation or warranty made or deemed made by Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

     10.3. failure by Borrower to (i) furnish financial information (a) when due or (b) when requested pursuant to the terms hereof which is, in the case of subclause (b), unremedied for a period of 15 days, or (ii) permit the inspection of its books or records;

     10.4. issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of Borrower's property which is not stayed or lifted within thirty (30) days, except if such lien is being diligently contested in good faith and does not have a Material Adverse Effect on the value of the Collateral;

     10.5. (i) failure of Borrower to perform, keep or observe any term, provision, condition, or covenant contained in Section 4.2, 4.3, 4.5, 4.11, 4.12, 4.15, 6.5, 6.6, 6.7, Section VII or Section IX, or (ii) failure of Borrower to perform, keep or observe any other material term, provision, condition or covenant, contained in this Agreement or any other agreement or arrangement, now or hereafter entered into between Borrower and the Lender if such failure remains unremedied for ten(10) days from the occurrence of such failure;

     10.6. any material judgment is rendered or judgment liens filed against Borrower which within thirty (30) days of such rendering or filing is not either satisfied, stayed, bonded or discharged of record;

     10.7. Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property,
(ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or
(vii) take any action for the purpose of effecting any of the foregoing;

     10.8. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

     10.9. Intentionally Deleted.

     10.10. any change in Borrower's condition or affairs (financial or otherwise) which in Lenders' commercially reasonable opinion impairs the Collateral and the ability of Borrower to perform its Obligations under this Agreement;

     10.11. any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

     10.12. a default of the obligations of Borrower under any other agreement to which it is a party shall occur which has a Material Adverse Effect on its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

     10.13. a Change of Control occurs, but only if Agent gives Borrower 180 days prior notice of termination; provided, however, that notwithstanding a Change of Control if Neil Cole ("Cole") remains with the Borrower in substantially the same position as on the date hereof, then an Event of Default shall not exist under this section 10.13 for so long as Cole remains in such position;

     10.14. Cole ceases to remain with the Borrower in substantially the same position as on the date hereof for any reason other than death or disability, but only if Agent gives Borrower 180 days prior notice of termination; or

     10.15. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of Borrower, the continuation of which is material to the continuation of Borrower's business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or
(C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent and such event shall have a Material Adverse Effect on Borrower's financial condition or its ability to conduct its business; (ii) any agreement which is necessary or material to the operation of Borrower's business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could have a Material Adverse Effect on Borrower;

     10.16. any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or the title and rights of Borrower or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of litigation which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

     10.17 Intentionally Deleted.

     10.18 an event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan which is not cured within fifteen (15) days of the discovery thereof and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Lender be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, could have a Material Adverse Effect on any Borrower.

XI. LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

     11.1. Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and the Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Upon the occurrence and the continuance of an Event of Default, Agent may enter any of Borrower's premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use (a) all of Borrower's trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations; and, third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Agent and the Lenders therefor.

     11.2. Agent's Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders, rights hereunder;.

     11.3. Intentionally Deleted.

     11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

     12.1. Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

     12.2. Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

     12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IX. EFFECTIVE DATE AND TERMINATION.

     13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the last day of the Term unless sooner terminated as herein provided.

     13.2. Termination. The termination of the Agreement shall not affect any of Borrower's, Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and the Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and the Lenders with an indemnification reasonably satisfactory to Agent and the Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under
Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds or Borrower has furnished Agent and the Lenders with an indemnification reasonably satisfactory to Agent and the Lenders with respect thereto.

IV. REGARDING AGENT.

     14.1. Appointment. Each Lender hereby designates NCC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3(a) and 3.4), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

     14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be
(i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross negligence (but not mere negligence) or willful misconduct or gross (not mere) negligence, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this

Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

     14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

     Subject to Agent's obligations under Section 15.3, Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

     Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

     14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

     14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

     14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence (but not mere negligence) or willful misconduct or gross (not mere) negligence.

     14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     14.9. Delivery of Documents. To the extent Agent receives documents and information from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

     14.10 Borrower's Undertaking to Agent. Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy Borrower's obligations to make payments for the account of the Lenders or the relevant one or more of them pursuant to this Agreement.


XV. MISCELLANEOUS.

     15.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lenders to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against the Lenders involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the City of New York, State of New York.

     15.2. Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

     (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2 (b), from time to time enter into written supplemental agreements to this Agreement, the Notes or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all the Lenders:

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

          (i) increase the Commitment Percentage of any Lender.

          (ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement.

          (iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b).

          (iv) release any Collateral during any calendar year.

          (v) change the rights and duties of Agent.

Any such supplemental agreement shall apply equally to each of the Lenders and shall be binding upon Borrower, the Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and the Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

     15.3. Successors and Assigns; Participations; New Lenders.

     (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Note and their respective successors and assigns, except that (i) Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender and (ii) Agent may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Borrower which shall not be unreasonably withheld, except as provided for in Sections 15.3(b) and (c) hereof and as a result of a change of control or a merger or combination with its parent or a sale by its parent of all of its stock or substantially all of its assets.

     (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Advances.

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

     (c) Any Lender may with the consent of Agent which shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000 pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording together with a transfer fee in the amount of $2500.00. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

     (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $2500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

     (e) Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower.

     15.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender, it being understood that interest will accrue only upon the revival thereof.

     15.5. Indemnity. Borrower shall indemnify Agent and each Lender and their officers, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified.

     15.6. Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with telephone communication to a duly authorized officer of the recipient confirming its receipt as subsequently confirmed by registered or certified mail. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with telephone communication confirming receipt and subsequently confirmed by registered, certified or overnight mail to the address set forth below, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

     (A)      If to Agent or
              NCC at:             NationsBanc
                                  Commercial Corporation
                                  P.O. Box 4095
                                  Atlanta, GA 30302
                                  Attention: Robert Higgins, SVP
                                  Telephone: (212)790-4529
                                  Telecopier: (212)790-4518
              with a copy to:     NationsBanc Commercial Corporation
                                              Legal Department
                                              1372 Broadway
                                              New York, NY 10018
                                              Attention: Jeanne Siegel, Esq.
                                              Telephone: (212)790-4524
                                              Telecopier: (212)790-4632

     (B) If to Lender other than Agent, as specified on the signature pages hereof.

     (C)      If to Borrower,
              at:                 Candie's Inc.
                                  2975 Westchester Avenue
                                  Purchase, NY 10577
                                  Attention: David Golden, CFO
                                  Telephone: (914)694-8600
                                  Telecopier: (914)694-8609

              with a copy to:  Tenzer Greenblatt, LLP.
                                  405 Lexington Avenue 23rd Floor
                                  New York, NY 10174
                                  Attn: Michael S. Mullman, Esq.
                                  Telephone: (212)885-5517
                                  Telecopier: (212)885-5001

     15.7. Survival. The obligations of Borrower under Sections 2.2(e) and 15.5 shall survive termination of this Agreement and the Other Documents and payment in full of the obligations.

     15.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     15.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys' fees and disbursements incurred by Agent, Agent on behalf of the Lenders and the Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower's account and shall be part of the Obligations or (f) with respect to all examinations of Borrower's

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

inventory, books and records, provided that unless an Event of Default has occurred and is continuing, such examinations shall be limited to three times each year.

     15.10 Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lenders; therefore, each Lender, if such Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     15.11. Intentionally Deleted.

     15.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

     15.13. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     15.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     Each of the parties has signed this Agreement as of the day and year first above written.

                                       CANDIES, INC.


                                       By: /s/ Gary Klein
                                           -------------------------------------
                                       Its: Vice President - Finance
                                       2975 Westchester Avenue
                                       Purchase, NY 10577

                                       NATIONSBANC COMMERCIAL
                                       CORPORATION, as Lender and as Agent


                                       By: Cynthia Osofsky
                                           -------------------------------------
                                       Its: Senior Vice President
                                       P.O. Box 4095
                                       Atlanta, GA 30302

                                       Commitment Percentage: 100%


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